SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CapTerra Financial Group, Inc..
(exact name of registrant specified in its charter)

Colorado	20-0003432

(State of incorporation)	(IRS Employer Identification Number)
700 Seventeenth Street, Suite 1200- Denver, Colorado — 80202
(Address of principal executive offices)
2008 EQUITY COMPENSATION PLAN
(Full title of the plan)
Peter Shepard, Chief Executive Officer
Capterra Financial Group, Inc.
700 Seventeenth Street, Suite 1200
Denver, Colorado — 80202
(Name and address of agent for service)
(303) 893-1003
(Telephone number, including area code, of agent for service)

With a copy to
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Ave.
Greenwood Village, Colorado 80111
Phone: (303) 793-0304
Fax: (303) 409-7650
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount Of
Securities To	To Be	Offering Price	Aggregate	Registration
Be Registered	Registered	Per Share (1)	Offering Price (1)	Fee
COMMON SHARES $0.001 par value	2,700,000	$0.65	$1,755,000	$100.00
TOTAL				$100.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Capterra Financial Group, Inc. (the “Company”) incorporates the following documents by reference in this Registration Statement: the Forms 10KSB for the year ended 2007, with amendment(s), and the reports for fiscal quarters ended March 31, 2008, June 30, 2008, September 30, 2008 and all other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold.
Item 4. Description of Securities
The authorized stock of the Company consists of 50,000,000 authorized shares of Common Stock, par value $0.001 per share, 23,602,614 shares of which were outstanding as of December 1, 2008; and 1,000,000 authorized shares of Preferred Stock par value .10 per share, of which no shares of Preferred Stock were outstanding at December 1, 2008.
Common Stock
Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.
All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Preferred Stock
The preferred stock may be issued in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors.
As of the date hereof, there are no shares of preferred stock issued and outstanding. The Company’s Articles of Incorporation authorizes the issuance of “blank check” preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If the Company issues preferred stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.
Item 5. Interest of Named Experts and Counsel
Affiliates of the Company’s law firm, David Wagner & Associates, P.C., own a total of 158,000 common shares.
ITEM 6. Indemnification of Directors and Officers.
The Articles of Incorporation and By-Laws of the Company permit it to indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in the Company’s best interest. In certain cases, the Company may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Colorado.
Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, the Company is informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.
Item 7. Exemption From Registration Claimed.
Not applicable.

ITEM 8. Exhibits.

Exhibit
Number	Description

4.1	2008 EQUITY COMPENSATION PLAN, dated December 4, 2008.

5.1	Opinion of Counsel, David Wagner & Associates, P.C.

23.1	Consent of Cordovano and Honeck LLP, Independent Registered Public Accounting Firm.

23.2	Consent of David Wagner & Associates, P.C. (Included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page of this Registration Statement).
ITEM 9. Undertakings
     1. The Registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on December 30, 2008

CAPTERRA FINANCIAL GROUP, INC.
Dated: December 30, 2008	By:	/s/ Peter Shepard
Peter Shepard
President, Chief Executive Officer

POWER OF ATTORNEY
Know all men by these presents, that the undersigned directors and officers of the Registrant, a Colorado corporation, which is filing a registration statement on Form S-8 with the SEC, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Peter Shepard and James W. Creamer, III, and each of them, the individual’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in an about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this registration statement and the Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

Dated: December 30, 2008	By:	/s/ Peter Shepard
Peter Shepard
President, Chief Executive Officer

Dated: December 30, 2008	By:	/s/ James W Creamer III
James W Creamer III
Treasurer, Chief Financial Officer

Dated: December 30, 2008	By:	/s/ Eric Balzer
Eric Balzer
Director

Dated: December 30, 2008	By:	/s/ G. Brent Backman
G. Brent Backman
Director

Dated: December 30, 2008	By:	/s/ Joseph Zimlich
Joseph Zimlich
Director

EXHIBIT INDEX

Exhibit
Number	Description

4.1	2008 EQUITY COMPENSATION PLAN, dated December 4, 2008.

5.1	Opinion of Counsel, David Wagner & Associates, P.C.

23.1	Consent of Cordovano and Honeck LLP, Independent Registered Public Accounting Firm.

23.2	Consent of David Wagner & Associates, P.C. (Included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page of this Registration Statement).